Exhibit 99.1

                   PFIZER FIRST-QUARTER 2006 FINANCIAL RESULTS
                    REFLECT OPERATING AND FINANCIAL STRENGTH

                                                     First Quarter
                                                -----------------------
($ billions, except per-share amounts)             2006         2005
---------------------------------------------   ----------   ----------
Revenue                                         $   12.660   $   13.091
Reported Net Income                             $    4.111   $    0.301
Reported Diluted EPS                            $     0.56   $     0.04
Adjusted Income(1)                              $    4.461   $    4.000
Adjusted Diluted EPS(1)                         $     0.61   $     0.54
[see end of text prior to tables]

                        Rapid Uptake of Lyrica Continues;
                Geodon Among Fastest-Growing Antipsychotic Drugs

                                      - - -

         Foreign Exchange, Timing of New-Product Launches and Expenses,
  Loss of Exclusivity, Effective Tax Rate, Other Factors Impact Quarterly 2006
         EPS; Company Reaffirms 2006-08 Financial Guidance for Adjusted
          Diluted EPS(1), Raises Guidance for 2006 Reported Diluted EPS

                                      - - -

  Pfizer Continues to Build Shareholder Value with $1 Billion Share Purchase in First Quarter, Plans for $1 Billion Purchase in Second Quarter, Target of Up
      to $4 Billion Purchase for Full-Year 2006; Additional Share-Purchase
                             Opportunities Possible

                                      - - -

         Company Remains Committed to Aggressive Full-Year Sales Targets
                    for Lipitor, Celebrex, Lyrica, and Geodon

                                      - - -

                    U.S. Approvals in Quarter Include Sutent,
            Exubera, and Eraxis (Anidulafungin), With Action Pending on Varenicline, Zeven (Dalbavancin), and Indiplon; Industry's Broadest Pipeline Continues to Advance, With U.S. Filings Made or Expected for Five New Medicines
                              in 2006 Through 2007

                                      - - -

                   Company to Acquire Rinat Neuroscience Corp.
               and to License Fesoterodine for Overactive Bladder

                                      - - -

 Pfizer Continues to Explore Strategic Options for Consumer Healthcare Business,
                      Sees High Degree of Initial Interest

                                      - - -

   Broad-Based Productivity Initiative on Track to Achieve At Least $2 Billion
                  in Annual Savings in 2006, $4 Billion by 2008

        NEW YORK, April 19 /PRNewswire-FirstCall/ -- Pfizer reported first-quarter 2006 financial results today.

        "We are reporting solid operating performance for the first quarter of 2006, with an increasing contribution from our new products, significant cost savings from our restructuring initiatives, and additional action to build shareholder value," said Hank McKinnell, chairman and chief executive officer. "We will continue to manage the loss of exclusivity on some of our major products with an aggressive strategy that responds to our competitive challenges and positions Pfizer for renewed growth. We are reconfirming our 2006 full-year financial guidance for revenues and adjusted diluted EPS(1), as well as our targets for 2007 and 2008.

        "We are committed in our efforts to reach our full-year revenue goal for Lipitor, although it is an aggressive target given a challenging environment and a slower-than-hoped-for start to the year. New clinical data, educational campaigns on Lipitor that highlight its unique benefit profile, and advantageous formulary positioning are expected to contribute to growth. The same commitment is true for Celebrex, which remains an important treatment option for millions of arthritis patients. Geodon is delivering excellent results, Lyrica is exceeding our high initial expectations, and the contribution of new products will continue to accelerate as we launch new products throughout the year.

        "At the same time, we continue to buy company shares aggressively. Having purchased $1 billion of Pfizer stock in the first quarter of 2006, we intend to buy another $1 billion in the second quarter. We hope to purchase up to $4 billion in total this year. Our expected operating cash flow of more than $16 billion enables us to build value today while investing in the future. Already this year we have acquired the sanofi-aventis worldwide rights, including patent rights and production technology, to manufacture and sell Exubera; reached an agreement to acquire Rinat Neuroscience Corp.; and reached an agreement with Schwarz Pharma AG to acquire exclusive worldwide rights to fesoterodine for overactive bladder."

          Portfolio, Pipeline Position Human Health for Future Success

        "Pfizer's first-quarter 2006 results mark the beginning of a year that will be characterized by the transition to the next-generation Pfizer," said Karen Katen, vice chairman of Pfizer and president of Pfizer Human Health. "Our in-line medicines are continuing to drive performance; recent and upcoming launches of new medicines will replenish and expand the portfolio as older medicines lose exclusivity."

($ billions, except % growth)
                                                                  Impact on
                                                                    Total
                                                Human Health    Human Health
                                                    1Q06          1Q06/1Q05
                                                  Revenues        % Growth
                                                -------------   -------------
In-Line Products(2)
 and New Products(2)                            $      10.870               5%
Loss-of-Exclusivity Products
 and Bextra(2)                                          0.581              (6)%
 (Withdrawn)
Impact of Foreign Exchange                             (0.338)             (3)%
Total Human Health Revenues                     $      11.113              (4)%

        Human Health revenues of $11.113 billion for the first quarter of 2006 represent a decline of 4 percent compared to the first quarter of 2005. In the U.S., Human Health revenues increased 2 percent for the first quarter of 2006, compared to the same period in 2005. Excluding the major medicines that lost exclusivity in the U.S. since the beginning of 2004 and Bextra, which we voluntarily withdrew in 2005, Human Health adjusted revenues(3) grew 3 percent worldwide and 13 percent in the U.S. for the quarter in 2006 compared to 2005. In addition, the unfavorable impact of foreign exchange on Human Health revenues was $338 million, or 3 percent. Excluding the impact of foreign exchange, adjusted Human Health revenues(3) would have increased 6 percent worldwide.

        Many of Pfizer's medicines achieved double-digit growth in the quarter, compared to the first quarter of 2005, across many therapeutic areas, including cardiovascular/metabolic diseases (Caduet up 147 percent); central-nervous-system disorders (Geodon up 32 percent, Relpax up 24 percent); arthritis and pain (Celebrex up 19 percent); infectious and respiratory diseases (Zyvox up 30 percent, Vfend up 33 percent); and oncology (Aromasin up 26 percent).

                       First-Quarter Portfolio Highlights

        Pfizer expects that the performance of key products -- including Lipitor, Celebrex, Lyrica, and Geodon -- will continue to drive overall performance for Pfizer Human Health.

        Worldwide sales of Lipitor totaled $3.107 billion in the first quarter of 2006, reflecting growth of 3 percent on a constant-dollar basis. The unfavorable impact of foreign exchange reduces the growth rate to 1 percent on a reported basis. In the U.S., sales of $1.974 billion represent growth of 3 percent over the previous year's first quarter.

        While sales growth in the first quarter of 2006 was slower than anticipated, we continue to pursue a target of more than $13 billion in 2006 revenue for Lipitor. Lipitor leads prescriptions for U.S. patients receiving statin therapy for the first time in the last 12 months, with nearly a 37-percent share of new-to-market patients in January 2006, more than twice the share of the closest competitor.(4) Internationally, Lipitor sales in the quarter grew by 4 percent on a constant-dollar basis, although the impact of foreign exchange resulted in a 3-percent reported decline in international Lipitor sales for the quarter.

        Scientific data continue to reinforce the trend toward the use of higher dosages of statins for greater cholesterol reduction. Lipitor is generating ongoing outcomes data that support its unique benefit profile on a wide range of endpoints.

        For example, data from a sub-analysis of the Treating to New Targets
(TNT) study, presented at the American College of Cardiology meeting in March 2006, showed that patients with kidney dysfunction taking 80 mg of Lipitor had significantly greater improvements in kidney function than patients taking 10 mg. Half of these patients on 80 mg had normal kidney function at the end of the study. This further builds on the wealth of evidence that Lipitor is a powerful lipid-lowering agent, which leads to improved health outcomes for a broad range of patients -- even those with impaired kidney function.

        These data are being communicated through significantly improved physician encounters versus the competition, a result of last year's U.S. field-force realignment. Pfizer also launched a compelling new educational campaign last month. The new print and television ads feature Dr. Robert Jarvik, inventor of the artificial heart, discussing the advantages of better cardiovascular health and the benefits of Lipitor.

        The proven benefits of Lipitor are enabling successful contracting with key customers throughout the U.S., driven in part by the unsurpassed body of clinical evidence supporting it. Contracts covering 60 percent of commercial lives for Lipitor, approximately 106 million lives, have been signed through 2007, allowing broad access to Lipitor through 2007 and beyond.

        Worldwide sales of Celebrex totaled $491 million for the first quarter of 2006, reflecting 19-percent growth over the first quarter of 2005. We continue to pursue an aggressive full-year sales target of more than $2 billion for Celebrex for the year. In the U.S., Celebrex new-prescription volume in the first quarter grew 23 percent over the same period in the prior year, despite a 2-percent decline in new-prescription volume for the overall arthritis market. Celebrex is the only actively promoted prescription medicine in the arthritis market. A new branded print advertising campaign began this week. Internationally, first-quarter 2006 sales of $100 million declined by 32 percent, due to strong sales in the beginning of the first quarter of 2005 related to the Vioxx withdrawal as well as the adverse effects of foreign exchange.

        Strong clinical data continue to support Celebrex as an important medicine for patients with arthritis. The SUCCESS-1 study (Successive Celecoxib Efficacy and Safety Study), recently published in the American Journal of Medicine, showed that people with osteoarthritis who take Celebrex experience significantly fewer gastrointestinal problems than patients who take non-specific non-steroidal anti-inflammatory drugs.

        It was this gastrointestinal profile that led researchers to choose high-dose Celebrex for investigational trials in the area of chemoprevention. The first efficacy data from two of these long-term clinical studies -- Adenoma Prevention with Celecoxib (APC) and Prevention of Sporadic Adenomatous Polyps (PreSAP) -- were presented earlier this month at the American Association for Cancer Research meeting. These studies showed that Celebrex helps stop the regrowth of pre-cancerous polyps (adenomas) that can lead to colon cancer. The final cardiovascular safety results from these long-term polyp studies are consistent with the current Celebrex label.

        Worldwide first-quarter 2006 Geodon sales of $182 million represent a 32-percent increase over the prior year. Geodon growth is due to the improved perception among clinicians of its efficacy, increased benefits from optimal dosing, and its favorable metabolic profile, as confirmed by the Clinical Antipsychotic Trials of Intervention Effectiveness (CATIE) trial. As the only antipsychotic that demonstrates efficacy and reduced weight, lipid, triglyceride, and insulin levels, Geodon is uniquely positioned to allow psychiatrists to treat mental health "with the body in mind." The U.S. Patent and Trademark Office granted a five-year extension to the Geodon U.S. patent, extending its exclusivity to 2012. We continue to expect full-year 2006 Geodon revenues of about $800 million.

        In only its second year on the market, Lyrica continues to be one of the most successful pharmaceutical market entries, with first-quarter 2006 worldwide revenues of $192 million. We now expect Lyrica to achieve full-year revenues of at least $900 million. In the first quarter of 2006, Lyrica achieved a significant milestone -- more than 1 million patients have now been prescribed Lyrica since its introduction.

        In the U.S., Lyrica has been number one in new prescriptions for pain associated with diabetic peripheral neuropathy and post-herpetic neuralgia among primary-care physicians and neurologists for the last five months. Lyrica has now reached a 9.1-percent new-prescription market share for the total anti-epileptic drug market as of the week ending March 31, 2006. Lyrica continues to perform strongly in Europe, with February 2006 sales shares of the anti-epileptic drug market of 24 percent in Italy, 18 percent in Germany, 17 percent in Spain, and 14 percent in the U.K., according to IMS data.

        On March 27, 2006, the European Commission approved Lyrica to treat generalized anxiety disorder (GAD) in adults, thereby providing a new treatment option for the approximately 12 million Europeans living with GAD. Pfizer continues to pursue indications for GAD, fibromyalgia, and other conditions in the U.S. and other markets worldwide.

                 Rich Pipeline of Medicines Continues to Advance

        "The first quarter of 2006 marked a strong start to an important year for the Pfizer pipeline," said Dr. John LaMattina, President of Pfizer Global Research and Development.

        Along with approving Exubera and Sutent, the FDA approved Eraxis (anidulafungin) during the first quarter of 2006 to treat candidemia and invasive and esophageal candidiasis. Eraxis builds upon Pfizer's strength in medicines for the treatment of infectious diseases, particularly antifungal treatments. In addition to these three exceptional medicines, we anticipate three more approvals by the end of the year: varenicline, Zeven (dalbavancin), and indiplon. By year-end, we expect to have launched these new products, including Sutent, which was the most recently introduced breakthrough treatment for patients with rare and difficult-to-treat forms of cancer.

        Pfizer remains on track to deliver on the industry's broadest pipeline, with five new medicines filed or expected to be filed in 2006-07: fesoterodine, a product for overactive bladder that Pfizer has reached an agreement to acquire from Schwarz Pharma AG; maraviroc for HIV/AIDS; asenapine for schizophrenia; ticilimumab for cancer; and torcetrapib/atorvastatin for cholesterol management.

        New data for torcetrapib/atorvastatin were highlighted at the American College of Cardiology meeting last month. A sub-analysis of the TNT study found that patients treated to LDL-cholesterol levels below current guidelines showed a direct relationship between raising HDL levels and reducing the frequency of cardiovascular events. This suggests that HDL cholesterol may also provide important therapeutic benefits that may result in further reductions in cardiovascular risk. The torcetrapib/atorvastatin development program is Pfizer's largest and most-comprehensive clinical program ever and is studying 25,000 patients at hundreds of medical centers worldwide at a cost of about $800 million.

        In addition, we continue to complement our internal portfolio by entering into collaborations with other important companies, including in the first quarter of 2006:

        -- NicOx S.A., to identify novel drugs to treat ophthalmic disorders, and

        -- NOXXON Pharma, AG, to apply their Spiegelmer(R) Technology Platform to identify molecules to treat obesity.

        In the first quarter of 2006, we acquired the sanofi-aventis worldwide rights, including patent rights and production technology, to manufacture and sell Exubera. Earlier this month, we entered into an agreement to acquire Rinat Neurosciences Corp., which is developing therapeutic proteins for the treatment of central-nervous-system disorders, including an approach to alter the progression of Alzheimer's disease. Also earlier this month, we reached an agreement with Schwarz Pharma AG to acquire exclusive worldwide rights to fesoterodine, a new drug candidate for treatment of overactive bladder.

                    Leveraging Operational/Financial Strength

        "Pfizer remains on target to achieve its projected financial performance for 2006 and beyond," said David Shedlarz, vice chairman. "We continue to expect 2006 revenues to be comparable to those in 2005, with growth of in-line and new products substantially replacing revenue declines from loss of exclusivity (most recently, Zithromax in the U.S. in the fourth quarter of 2005 and Zoloft in the U.S. at the end of the second quarter of 2006). We are on track to achieve 2006 adjusted diluted EPS(1) of about $2.00. We now expect 2006 reported diluted EPS of $1.56 to $1.60, an increase driven by reduced Adapting-to-Scale-related restructuring and implementation costs this year.

        "Beyond 2006, Pfizer's performance and new opportunities will be driven by our ability to leverage our scale and capabilities; grow our in-line products; deliver our new medicine pipeline; and pursue advances in healthcare access, delivery, and policy. We reconfirm our expectations for financial performance in 2007 and 2008, when we target resumed growth in revenue, as performances of in-line and new products will more than offset the impact of loss of exclusivity. We now expect 2006 cost synergies from the Adapting-to-Scale initiative of at least $2 billion, rising to about $4 billion by 2008. Average annual growth in adjusted diluted EPS(1) over 2007 and 2008 is targeted to be in the high single digits.

        "We are making progress in our focused efforts to increase shareholder value. We paid a dividend of 24 cents per share in the first quarter of 2006, a 26-percent increase over the comparable quarter of 2005 and the 39th consecutive year of dividend increases. Pfizer's dividend yield now approaches 4 percent.

        "We purchased approximately $1 billion of our common stock in the first quarter of 2006, achieving in just three months the minimum level of share purchases for the full year that we projected at the February 2006 analyst meeting. We expect to purchase an additional $1 billion of Pfizer stock in the second quarter of 2006, and we hope to purchase up to $4 billion of stock in total during 2006. In addition, the outcome of our exploration of strategic options for our Consumer Healthcare business may afford still further share-purchase opportunities.

        "We advanced our effort to explore strategic options for our Consumer Healthcare business and continue to consider a range of potential outcomes for this business, including sale or spin-off. The initial level of interest has been high. We continue to anticipate that we will make a decision in the third quarter of 2006."

        "While our outlook for full-year 2006 revenues and adjusted diluted EPS(1) is substantially unchanged, various factors will play a part in the results of particular quarters, including foreign exchange, timing considerations related to the launch of new products and loss of exclusivity of mature products, the timing of investments in support of our pipeline and product portfolio, and quarterly variations in our tax rate," said Alan Levin, chief financial officer.

        "The adverse impact of foreign exchange on revenues in the first quarter of 2006 is expected to dissipate in the second half of 2006. On the expense side, Pfizer's adjusted diluted EPS(1) in the first quarter of 2006 reflected the timing of various research and development programs relative to last year, the impact of foreign exchange, and about $500 million in overall cost savings derived from our Adapting-to-Scale (AtS) restructuring program. Initiatives pursuant to this restructuring program began to be implemented in the second half of 2005, thereby impacting expense comparisons in the first quarter of 2006. Our gross-margin ratio improved this quarter over the comparable period in 2005, reflecting in part the favorable effects of operating efficiencies and foreign exchange.

        "For the full year, we continue to expect that expenditures representing the R&D and SI&A pre-tax components of adjusted income(1) will approximate $7.8 billion and $17.4 billion, respectively, reflecting investments in support of our pipeline and multiple new-product launches later this year. Using the components of adjusted income(1) related to gross margin, we continue to expect a modest improvement in our gross-margin ratio for 2006 relative to full-year 2005.

        "Pfizer's effective tax rate on adjusted income(1) of 19.7 percent in the first quarter of 2006 benefited from a change in tax law that favorably affects certain restructuring activity that we undertook in prior years. We continue to expect a full-year 2006 effective tax rate on adjusted income(1) of about 22.5 percent.

        "First-quarter 2006 reported diluted EPS of $.56 reflects, among other items, purchase-accounting charges related primarily to our acquisition of Pharmacia Corporation, restructuring and implementation costs associated with our AtS productivity initiative, and a tax benefit related to the resolution of certain tax positions."

                Pfizer's Successful Navigation in New Environment

        Commenting on first-quarter performance and company-wide initiatives to transform the organization in the face of challenges in the healthcare environment and loss of sales due to patent expirations, Dr. McKinnell said:
"Pfizer is successfully navigating a period of major challenges for the company. Aggressive cost-cutting efforts, coupled with investments in business development and significantly improved R&D productivity, are preparing us to transition to the next-generation Pfizer, with resumed growth and an unparalleled pipeline of new medicines to bring to the market," he said.

        For additional details, please see the attached financial schedules, product revenue tables, supplemental financial information, and Disclosure Notice.

        (1) "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted EPS excluding discontinued operations, purchase-accounting adjustments, merger-related costs, and certain significant items. As described under Adjusted Income in the Financial Review section of Pfizer's Form 10-K for the fiscal year ended December 31, 2005, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of first-quarter and forecasted full- year adjusted income and adjusted diluted EPS to reported net income and reported diluted EPS are provided in the materials accompanying this report. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

        (2) New Products is defined as first-quarter 2006 worldwide revenues (excluding the impact of foreign exchange) of products launched in 2004-06 -- Caduet, Inspra, Lyrica, Macugen, Nicotrol Rx, Olmetec, Onsenal, Revatio, Sutent, and Zmax. Loss-of-Exclusivity Products and Bextra is defined as first-quarter 2006 worldwide revenues (excluding the impact of foreign exchange) of products that have lost U.S. exclusivity in 2004-06 -- Accupril/Accuretic, Diflucan, Neurontin, and Zithromax -- and of Bextra, sales of which were suspended in 2005. In-Line Products is defined as first-quarter 2006 worldwide revenues (excluding the impact of foreign exchange) of all other Human Health Products.

        (3) Human Health adjusted revenues are defined as total Human Health revenues excluding the revenues of major products that have lost exclusivity in the U.S. since the beginning of 2004 and the revenues of Bextra, which Pfizer voluntarily withdrew in 2005. See the table accompanying this report.

        (4) Verispan longitudinal patient database.

                       PFIZER INC AND SUBSIDIARY COMPANIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                                                                 First Quarter
                                                          ---------------------------     % Incr./
                                                              2006           2005         (Decr.)
                                                          ------------   ------------   ------------
Revenues                                                  $     12,660   $     13,091             (3)
Costs and expenses:
 Cost of sales                                                   1,973          2,191            (10)
 Selling, informational and
  administrative expenses                                        3,810          4,085             (7)
 Research and development expenses                               1,588          1,764            (10)
 Amortization of intangible assets                                 828            882             (6)
 Merger-related in-process
  research and development charges                                   -              2              *
 Restructuring charges and merger-
  related costs                                                    306            219             40
 Other (income)/deductions -- net                                 (272)         1,038           (126)
Income from continuing operations
 before provision for taxes
 on income and minority interests                                4,427          2,910             52
Provision for taxes on income                                      315          2,635            (88)
Minority interests                                                   4              3             16
Income from continuing operations                                4,108            272             M+
Discontinued operations:
 Loss from discontinued
  operations -- net of tax                                           -            (12)             *
 Gains on sales of discontinued
  operations -- net of tax                                           3             41            (93)
Discontinued operations -- net of tax                                3             29            (90)
Net income                                                $      4,111   $        301             M+

Earnings per common share - Basic:
 Income from continuing operations                        $       0.56   $       0.04             M+
 Discontinued operations -- net of
  tax                                                                -              -              *
 Net income                                               $       0.56   $       0.04             M+

Earnings per common share - Diluted:
 Income from continuing operations                        $       0.56   $       0.04             M+
 Discontinued operations -- net of
  tax                                                                -              -              *
 Net income                                               $       0.56   $       0.04             M+

Weighted-average shares used to calculate earnings per
 common share:
 Basic                                                           7,314          7,416
 Diluted                                                         7,324          7,474

     *    Calculation not meaningful.
     M+   Change greater than one thousand percent.
     Certain amounts and percentages may reflect rounding adjustments.

1. The above financial statement presents the three-month periods ended April 2, 2006 and April 3, 2005. Subsidiaries operating outside the United States are included for the three-month periods ended February 26, 2006 and February 27, 2005.

2. The financial results for the three-month period ended April 2, 2006 are not necessarily indicative of the results which ultimately might be achieved for the current year.

3. Other (income)/deductions--net in the first quarter of 2005 includes an impairment charge of $1.2 billion related to the developed technology rights and the write-off of machinery and equipment for Bextra, a selective COX-2 inhibitor.

4. Provision for taxes on income in the first quarter of 2006 includes tax benefits associated with the resolution of certain tax positions ($441 million) and in the first quarter of 2005 includes taxes on the repatriation of foreign earnings ($2.2 billion).

                       PFIZER INC AND SUBSIDIARY COMPANIES
      RECONCILIATION FROM REPORTED NET INCOME AND REPORTED DILUTED EARNINGS PER SHARE TO ADJUSTED INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                                                                 First Quarter
                                                          ---------------------------     % Incr./
                                                              2006           2005         (Decr.)
                                                          ------------   ------------   ------------
Reported net income                                       $      4,111   $        301             M+
Purchase accounting adjustments --
 net of tax                                                        582            622             (6)
Merger-related costs -- net of tax                                   3            151            (98)
Discontinued operations -- net of tax                               (3)           (29)           (90)
Certain significant items -- net of tax                           (232)         2,955              *
Adjusted income                                           $      4,461   $      4,000             12

Reported diluted earnings per
 common share                                             $       0.56   $       0.04             M+
Purchase accounting adjustments --
 net of tax                                                       0.08           0.08              -
Merger-related costs -- net of tax                                   -           0.02              *
Discontinued operations -- net of tax                                -              -              *
Certain significant items -- net of tax                          (0.03)          0.40              *
Adjusted diluted earnings per common
 share                                                    $       0.61   $       0.54             13

*    Calculation not meaningful.
M+   Change greater than one thousand percent.
Certain amounts and percentages may reflect rounding adjustments.

1. The above reconciliation presents the three-month periods ended April 2, 2006 and April 3, 2005. Subsidiaries operating outside the United States are included for the three-month periods ended February 26, 2006 and February 27, 2005.

2. Adjusted Income and Adjusted diluted earnings per common share as shown above reflect the following items:

(millions of dollars)

                                                                 First Quarter
                                                          ---------------------------
                                                              2006           2005
                                                          ------------   ------------
Purchase accounting adjustments, pre-tax:
   In-process research and
    development charges (a)                               $          -   $          2
   Intangible amortization and other (b)                           812            851
   Sale of acquired inventory
    written up to fair value (c)                                     -              4
   Total purchase accounting adjustments,
    pre-tax                                                        812            857
   Income taxes                                                   (230)          (235)
            Total purchase accounting
             adjustments -- net of tax                             582            622
Merger-related costs, pre-tax:
   Integration costs (d)                                             2            106
   Restructuring charges (d)                                         3            113
   Total merger-related costs, pre-tax                               5            219
   Income taxes                                                     (2)           (68)
           Total merger-related costs
            -- net of tax                                            3            151
Discontinued operations, pre-
 tax:
   Loss from discontinued operations (e)                             -             18
   Gains on sales of discontinued
    operations (e)                                                  (5)           (65)
   Total discontinued operations,
    pre-tax                                                         (5)           (47)
   Income taxes                                                      2             18
             Total discontinued operations
             -- net of tax                                          (3)           (29)
Certain significant items, pre-tax
   Asset impairment charges and other
    costs associated with the suspension
    of selling Bextra (f)                                            -          1,213
   Sanofi-aventis research and
    development milestone (g)                                     (118)             -
   Restructuring charges - Adapting
    to Scale (d)                                                   301              -
   Implementation costs -  Adapting
    to Scale (h)                                                   186              -
   Gain on disposals of
    investments (i)                                                (51)             -
   Total certain significant items,
    pre-tax                                                        318          1,213
   Income taxes                                                   (109)          (447)
   Resolution of certain tax positions (j)                        (441)             -
   Tax impact for the
    repatriation of foreign earnings (j)                             -          2,189
           Total certain
            significant items -- net
            of tax                                                (232)         2,955

Total purchase accounting adjustments,
 merger-related costs, discontinued
 operations, and certain significant
 items -- net of tax                                      $        350   $      3,699

(a)  Included in Merger-related in-process research and development charges.
(b)  Included primarily in Amortization of intangible assets.
(c)  Included in Cost of sales.
(d)  Included in Restructuring charges and merger-related costs.
(e)  Included in Discontinued operations--net of tax.
(f) Included in Cost of sales ($56 million), Selling, informational and administrative expenses ($2 million) and Other (income)/deductions-net ($1.2 billion) for the first quarter of 2005.
(g)  Included in Research and development expenses.
(h) Included in Cost of sales ($124 million), Selling, informational and administrative expenses ($40 million), and Research and development expenses ($22 million) for the first quarter of 2006.
(i)  Included in Other (income)/deductions-net.
(j)  Included in Provision for taxes on income.

                       PFIZER INC AND SUBSIDIARY COMPANIES
               RECONCILIATION FROM HUMAN HEALTH REPORTED REVENUES
                        TO HUMAN HEALTH ADJUSTED REVENUES
                                   (UNAUDITED)

(millions of dollars)

                                                                          Worldwide
                                                          ------------------------------------------
                                                                 First Quarter
                                                          ---------------------------     % Incr./
                                                              2006           2005         (Decr.)
                                                          ------------   ------------   ------------
Total Human Health revenues                               $     11,113   $     11,517             (4)
Zithromax                                                          250            797            (69)
Neurontin                                                          127            182            (30)
Diflucan                                                           107            138            (23)
Accupril/Accuretic                                                  68            100            (32)
Bextra                                                               -             56              *
Human Health adjusted revenues                            $     10,561   $     10,244              3

                                                                             U.S.
                                                          ------------------------------------------
                                                                 First Quarter
                                                          ---------------------------     % Incr./
                                                              2006           2005         (Decr.)
                                                          ------------   ------------   ------------
Total Human Health revenues                               $      6,340   $      6,229              2
Zithromax                                                          126            632            (80)
Neurontin                                                           26             56            (53)
Diflucan                                                             3              6            (44)
Accupril/Accuretic                                                  10             29            (65)
Bextra                                                               -             18              *
Human Health adjusted revenues                            $      6,175   $      5,488             13

                                                                        International
                                                          ------------------------------------------
                                                                 First Quarter
                                                          ---------------------------     % Incr./
                                                              2006           2005         (Decr.)
                                                          ------------   ------------   ------------
Total Human Health revenues                               $      4,773   $      5,288            (10)
Zithromax                                                          124            165            (24)
Neurontin                                                          101            126            (20)
Diflucan                                                           104            132            (22)
Accupril/Accuretic                                                  58             71            (19)
Bextra                                                               -             38              *
Human Health adjusted revenues                            $      4,386   $      4,756             (8)

     *    Calculation not meaningful.
     Certain amounts and percentages may reflect rounding adjustments.

(1) Human Health adjusted revenues, which excludes the revenues of Bextra and major products which have lost exclusivity in the U.S. since the beginning of 2004, is an alternative view of our Human Health revenue performance and we believe that investors' understanding of Human Health revenue growth is enhanced by disclosing this performance measure. Zithromax lost its U.S. exclusivity in November 2005 and as is typical in the pharmaceutical industry, this has resulted in a dramatic decline in revenues due to generic competition. Neurontin, Diflucan and Accupril/Accuretic lost their U.S. exclusivity in 2004 and revenues continue to decline due to the impact of generic competition. On April 7, 2005, the FDA, as a result of a regulatory evaluation of the risks and benefits of all COX-2 medicines, requested the suspension of Bextra sales and marketing based on its assessment of an unfavorable risk/benefit profile due to the additional increased risk of rare, serious skin reactions compared to other NSAIDs. We believe that excluding the impact of these products assists the reader in understanding the underlying strength of the balance of our diverse Human Health product portfolio in 2006. Because of its non-standardized definition, this adjusted Human Health revenues measure has limitations as it may not be comparable with the calculation of similar measures of other companies. This additional revenue measure is not, and should not be viewed as, a substitute for the U.S. GAAP comparison of Human Health revenue growth.

(2) Human Health International adjusted revenues are also impacted negatively by the loss of exclusivity of certain additional major products including Norvasc and Zoloft, which have lost exclusivity in many key international markets. In addition, international adjusted revenues reflect an adverse impact in the first quarter of 2006 due to changes in foreign exchange rates.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               FIRST QUARTER 2006
                                   (UNAUDITED)
                              (millions of dollars)

                                                              QUARTER-TO-DATE
                      ------------------------------------------------------------------------------------------------
                                WORLDWIDE                           U.S.                        INTERNATIONAL
                      ------------------------------   ------------------------------   ------------------------------
                                               %                                %                                %
                        2006       2005       Chg        2006       2005        Chg       2006       2005       Chg
                      --------   --------   --------   --------   --------   --------   --------   --------   --------
TOTAL
 REVENUES               12,660     13,091         (3)     7,067      6,974          1      5,593      6,117         (9)

HUMAN
 HEALTH                 11,113     11,517         (4)     6,340      6,229          2      4,773      5,288        (10)

- CARDIOVASCULAR
  AND
  METABOLIC
  DISEASES               4,748      4,726          -      2,751      2,566          7      1,997      2,160         (8)

  LIPITOR                3,107      3,075          1      1,974      1,913          3      1,133      1,162         (3)
  NORVASC                1,183      1,175          1        626        540         16        557        635        (12)
  CARDURA                  126        153        (18)         2          1         43        124        152        (18)
  CADUET                    77         31        147         73         30        144          4          1        214
  ACCUPRIL/
  ACCURETIC                 68        100        (32)        10         29        (65)        58         71        (19)

- CENTRAL
  NERVOUS
  SYSTEM
  DISORDERS              1,644      1,591          3      1,087        954         14        557        637        (13)

  ZOLOFT                   779        845         (8)       683        661          3         96        184        (48)
  LYRICA                   192         20        860        114          -          *         78         20        291
  GEODON/
  ZELDOX                   182        138         32        150        112         34         32         26         26
  NEURONTIN                127        182        (30)        26         56        (53)       101        126        (20)
  ARICEPT**                 82         85         (3)         -          -          -         82         85         (3)
  XANAX/XR                  82        102        (20)        23         34        (32)        59         68        (14)
  RELPAX                    66         53         24         44         32         38         22         21          3

- ARTHRITIS
  AND PAIN                 640        637          -        436        328         33        204        309        (34)

  CELEBREX                 491        411         19        391        265         48        100        146        (32)
  BEXTRA                     -         56          *          -         18          *          -         38          *

- INFECTIOUS
  AND
  RESPIRATORY
  DISEASES                 937      1,482        (37)       410        883        (54)       527        599        (12)

  ZITHROMAX/
  ZMAX                     259        797        (67)       134        632        (79)       125        165        (25)
  ZYVOX                    186        143         30        137        104         31         49         39         26
  VFEND                    117         88         33         46         34         36         71         54         32
  DIFLUCAN                 107        138        (23)         3          6        (44)       104        132        (22)

- UROLOGY                  663        702         (6)       387        415         (7)       276        287         (4)

  VIAGRA                   390        438        (11)       197        230        (14)       193        208         (7)
  DETROL/
  DETROL LA                260        252          3        185        180          3         75         72          4

- ONCOLOGY                 470        479         (2)       179        164         10        291        315         (8)

  CAMPTOSAR                212        212          -        112        104          8        100        108         (8)
  ELLENCE                   73         90        (19)        13         18        (27)        60         72        (17)
  AROMASIN                  70         55         26         28         20         42         42         35         17
  SUTENT                    16          -          *         16          -          *          -          -          -

- OPHTHALMOLOGY            337        333          1        123        105         17        214        228         (6)

  XALATAN/
  XALACOM                  337        333          1        123        105         17        214        228         (6)

- ENDOCRINE
  DISORDERS                246        257         (4)        77         88        (12)       169        169          -

  GENOTROPIN               197        203         (3)        64         63          1        133        140         (4)

- ALL
   OTHER ***             1,104      1,068          3        682        584         17        422        484        (13)

  ZYRTEC/
  ZYRTEC D                 421        342         23        421        342         23          -          -          -

- ALLIANCE
  REVENUE
  (Aricept,
  Macugen,
  Mirapex,
  Olmetec,
  Rebif
  and
  Spiriva)                 324        242         34        208        142         46        116        100         16

CONSUMER
 HEALTHCARE                900        945         (5)       451        483         (6)       449        462         (3)

ANIMAL
 HEALTH                    511        496          3        229        219          4        282        277          2

OTHER****                  136        133          1         47         43         10         89         90         (3)

*  -   Calculation not meaningful.

** -   Represents direct sales under license agreement with Eisai Co., Ltd.

*** -  Includes Pfizer CenterSource

**** - Capsugel

Certain amounts and percentages may reflect rounding adjustments.

Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                       SUPPLEMENTAL FINANCIAL INFORMATION

        1)      Impact of Accounting Calendar on Revenues

        The number of days in Pfizer's accounting calendar versus prior year had no impact on revenues in the first quarter and will have no impact on revenues in each of the remaining quarters.

        2)      Impact of Foreign Exchange on Revenues

        The strength of the U.S. dollar relative to other currencies, primarily the euro, Japanese yen, and British pound, in the first quarter of 2006 relative to the same period in the prior year unfavorably impacted revenues of Pfizer Inc by $377 million, or 3%. At current exchange rates, we anticipate the negative impact on revenues to lessen over the course of the year, with most of the adverse impact occurring in the first half of the year.

        3)      Change in Gross Margin

        Gross margin of 84.4% in the first quarter of 2006 increased from 83.3% in the first quarter of 2005. The improvement in gross margin in the first quarter of 2006, relative to the comparable period in 2005, reflects operational efficiencies and favorable effects from foreign exchange. In addition, first-quarter 2006 gross margin reflects charges of $124 million related to Adapting-to-Scale (AtS) implementation costs in 2006, and first-quarter 2005 gross margin reflects charges of $56 million for write-offs of inventory related to the suspension of Bextra sales.

        4) Savings and Costs Relating to Adapting-to-Scale (AtS) Productivity Initiative

        This initiative, launched in the first quarter of 2005, involves a comprehensive, multi-year review of our processes, organizations, systems, and decision making to identify and capitalize on opportunities to make the company more effective and efficient. Savings realized during the first quarter of 2006 total approximately $500 million. We now expect annual savings of at least $2 billion in 2006, growing to about $4 billion in 2008.

        Costs relating to the AtS productivity initiative were $487 million for the first quarter of 2006, with full-year costs now projected to be between $1.8 billion and $2.2 billion ($1.1 billion to $1.4 billion, after tax). We continue to expect the costs associated with this multi-year effort to continue through 2008 and to total $4 billion to $5 billion, pre-tax.

        5) Change in Selling, Informational & Administrative (SI&A) Expenses and Research & Development (R&D) Expenses

        SI&A and R&D expenses in the first quarter of 2006 declined 7% and 10% versus the prior-year period, respectively. Reflected in these declines are savings related to the AtS productivity initiative of about $300 million in SI&A and about $100 million in R&D and a sanofi-aventis research and development milestone ($118 million, pre-tax). In addition, just as foreign exchange reduced revenues, it also reduced reported expenses in the first quarter of 2006. Savings from our AtS productivity initiatives first began to be realized in the third quarter of 2005, thereby affecting expense comparisons in the first quarter of 2006.

        6)      Other Income and Other Deductions

                                                        First Quarter
                                                ------------------------------
($ millions)                                        2006             2005*
--------------------------------------------    -------------    -------------
Net Interest (Income)/Expense                   $         (52)   $         (17)
Impairment of Bextra-Related Long-Lived
 Assets                                                    --            1,155
Royalties                                                 (95)             (78)
Gains on Disposals of Investments/ Product
 Lines                                                    (76)              (4)
Other, Net                                                (49)             (18)
Other (Income)/Deductions-Net                   $        (272)   $       1,038

        * Certain 2005 amounts were reclassified to conform to the 2006 presentation.

        In connection with the decision to suspend sales of Bextra, we recorded a charge of $1.1 billion relating to the impairment of Bextra's intangible assets for developed technology rights and the write-off of machinery and equipment of $10 million in the first quarter of 2005.

        7)      Effective Tax Rate

        The effective tax rate used in calculating reported income for the first quarter of 2006 is 7.1%. The effective tax rate used in calculating adjusted income(1) for the first quarter of 2006 is 19.7%. The effective tax rates used in calculating both adjusted income(1) and reported income for the first quarter of 2006 were impacted by a tax-law change that favorably affects certain restructuring activity undertaken in prior years. Under generally accepted accounting principles, the full-year impact of this change in tax law has been recognized in the first quarter. We continue to expect an effective tax rate on adjusted income(1) of 22.5% for the full year, reflecting higher quarterly rates over the remainder of the year.

        During the quarter, we reached a favorable resolution of certain open tax positions with the IRS. As a result, we recognized a tax benefit of $441 million in our reported net income for the first quarter.

        8)      Seasonality Considerations in 2006 P&L Quarterly Results

        Following is a summary of seasonality considerations affecting anticipated quarterly results in 2006:

        Revenues: A number of factors affect Pfizer's quarterly revenue patterns in 2006. As previously noted, the adverse effect of foreign currencies reduced reported revenue growth by $377 million, or 3%, in the first quarter of 2006. At current exchange rates, we anticipate that this adverse impact will dissipate over the remainder of the year, particularly in the second half of 2006. Revenues will be adversely impacted by the U.S. patent expiration of Zoloft at the end of the second quarter of 2006. On a positive note, revenues will increasingly benefit from recent and upcoming new-product launches.

        Gross Margin: See item 3.

        Operating Expenses: SI&A and R&D first-quarter 2006 expenses reflect declines versus prior year of 7% and 10%, respectively, due in part to AtS-related savings (versus no savings in the first quarter of the prior year) and the favorable impact of foreign exchange on expenses. Savings from our AtS initiatives first began to be realized in the third quarter of 2005. We expect that the favorable effect of foreign exchange will diminish in the second half of the year. Investments in our promotional and research programs are expected to accelerate over the remainder of the year, consistent with our numerous new-product introductions.

        Effective Tax Rate: See item 7.

        9) Reconciliation of Forecasted 2006 Adjusted Income(1) and Adjusted Diluted EPS(1) to Forecasted 2006 Reported Net Income and Reported Diluted EPS

                                                    Full-Year 2006 Forecast
                                                -------------------------------
($ billions, except per-share amounts)          Net Income(a)    Diluted EPS(a)
--------------------------------------------    -------------    --------------
Income/(Expense)
Forecasted Adjusted Income/Diluted EPS                 ~$15.0            ~$2.00
Intangible Amortization, Net of Tax                      (2.3)            (0.32)
Adapting-to-Scale Costs, Net of Tax                  (1.1-1.4)       (0.15-0.19)
Equity Sales / Other                                      0.1              0.01
Resolution of Certain Tax Positions                       0.4              0.06
Forecasted Reported Net Income/Diluted
 EPS(b)                                         ~ $11.8-$12.1     ~ $1.56-$1.60

        (a) Forecasts in the table above do not include the impacts of business- development transactions not completed as of the end of the first quarter of 2006. Forecasts in the table also do not include any potential impacts in connection with exploring strategic options for the Consumer Healthcare business.

        (b) Pfizer's estimates of 2006 reported net income of approximately $11.8 billion to $12.1 billion and 2006 reported diluted earnings per share of approximately $1.56 to $1.60 have been revised to reflect lower restructuring and implementation costs associated with our Adapting- to-Scale productivity initiative in 2006.

        10)     Share-Purchase Program

        During the first quarter of 2006, the company purchased approximately 38 million shares at a total cost of about $1 billion. In light of Pfizer's financial strength and strong cash-flow generation, we expect to maintain this pace of share-purchase activity in the second quarter of 2006. We hope to buy back up to $4 billion of shares in total during 2006. In addition, the outcome of our exploration of strategic options for our Consumer Healthcare business may afford still further share-purchase opportunities.

        DISCLOSURE NOTICE: The information contained in this document and the attachments is as of April 19, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document or the attachments as a result of new information or future events or developments.

        This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, in-line products and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare, the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign-currency exchange-rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment, and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including the impact of the possible sale or spin-off of our Consumer Healthcare business and our ability to realize the projected benefits of our Adapting-to-Scale multi-year productivity initiative. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in its reports on Forms 10-Q and 8-K.

    This document includes discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.


SOURCE  Pfizer Inc
    -0-                             04/19/2006
    /CONTACT: Andy McCormick, +1-212-733-5469, or Paul Fitzhenry, +1-212-733-4637, both of Pfizer Inc /
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